EXHIBIT 1.01

LOAN AGREEMENT (this “Agreement”) dated as of December 21, 2012, between Sino Gas International Holdings, Inc., a Utah corporation (the “Obligor” or the “Company”), and Goldfield International Investment Ltd. (the “Purchaser” or the “Holder”).  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Note.

WITNESSETH:

Whereas, the Company desired to borrow from the Purchaser, and the Purchaser wished to lend to the Company a loan which was evidenced by an 8% Senior Secured Convertible Note in the aggregate principal amount of eight million United States dollars (“Dollars”) ($8,000,000) (the “Note”) convertible into shares of the Company’s common stock par value $.001 (the “Common Stock”), on the terms and conditions set forth herein (such transactions may be referred to as the “Offering” or the “Transaction”).

Whereas, in furtherance of the loan evidenced in the Note, the Obligor and the Purchaser entered into a Pledge Agreement (the “Pledge Agreement”) on December 21, 2012.

Now, therefore, in consideration of the foregoing premises and the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Issuance of Note

Section 1.1  Issuance of Note.  The Company issued to the Purchaser the Note.  The Note is exchangeable for shares of Common Stock (the “Conversion Shares”) on the terms and conditions contained herein.

Section 1.2  As used herein, “Trading Day” shall mean a day on which there is trading on the OTC Bulletin Board or such other market or exchange on which the Common Stock is then principally traded.

ARTICLE II

Representations and Warranties

Section 2.1  Representations and Warranties of the Company.  The Company hereby makes the following representations and warranties to the Purchaser as of the date hereof:

(a)            Organization and Qualification; Material Adverse Effect.  The Company is a corporation duly incorporated and existing in good standing under the laws of the State of Utah and has the requisite corporate power to own its properties and to carry on its business as now being conducted.  Except where specifically indicated to the contrary, all references in this Agreement to subsidiaries shall be deemed to refer to all direct and indirect subsidiaries of the Company.  Each Subsidiary has been duly incorporated and is in good standing under the laws of its jurisdiction of incorporation.  The Company and each Subsidiary is duly qualified to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary.  ”Material Adverse Effect” means any adverse effect on the business, operations, properties, prospects or financial condition of the Company and its subsidiaries, and which is (either alone or together with all other adverse effects) material to the Company and its Subsidiaries, if any, taken as a whole, and any material adverse effect on the transactions contemplated under the Transaction Documents (as defined below).  ”Subsidiary” or “Subsidiaries” means any Person (defined below) of which the Company and/or any of its other Subsidiaries (as herein defined) directly or indirectly owns at the time at least fifty percent (50%) of the outstanding voting securities.  ”Person” means an individual, corporation, partnership, joint venture, trust, university, or unincorporated organization, or a government, or any agency or political subdivision thereof.

(b)            Authorization; Enforcement.  (i)  The Company has all requisite corporate power and authority to enter into and perform its obligations under the Transaction Documents and to issue the Note in accordance with the terms hereof, (ii) the execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby, including the issuance of the Note, have been duly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board of Directors (or any committee or subcommittee thereof) or stockholders is required, (iii) the Transaction Documents have been duly executed and delivered by the Company, (iv) the Transaction Documents constitute valid and binding obligations of the Company enforceable against the Company, except (A) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of creditors’ rights and remedies or by other equitable principles of general application, and (B) to the extent the indemnification provisions contained in this Agreement may be limited by applicable federal or state securities laws and (v) the Note and the Conversion Shares issuable upon the conversion thereof, have been duly authorized and, upon issuance thereof and payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, free and clear of any and all liens, claims and encumbrances.

(c)            Capitalization.  As of the date hereof, the authorized capital stock of the Company consists of 250,000,000 shares of Common Stock, of which as of the date hereof, 31,793,698 shares are issued and outstanding and  150,000 shares are issuable and reserved for issuance pursuant to the Company’s stock option plans and certain outstanding contracts, or securities exercisable or exchangeable for, or convertible into, shares of Common Stock and 100,000,000 shares of Preferred Stock, of which as of the date hereof 5,000,000 shares have been designated as Series B Preferred Stock of which 209,681 shares of Series B Preferred Stock are outstanding, 3,000,000 shares have been designated Series B-1 Preferred Stock of which 0 shares are outstanding and 20,000,000 shares have been designated Series A Preferred Stock, of which 0 shares are outstanding.  All of such outstanding shares have been, or upon issuance will be, validly issued, fully paid and nonassessable.  As of the date hereof, (i) no shares of the Company’s capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company, (ii) there are no outstanding debt securities, (iii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, (iv) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act of 1933, as amended (“Securities Act” or “1933 Act”) (except for Section 6.2 of this Agreement), (v) there are no outstanding securities of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries, and (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance or exercise of the Note as described in this Agreement.  The Company has furnished to the Purchaser true and correct copies of the Company’s Certificate of Incorporation, as amended and as in effect on the date hereof (the “Certificate of Incorporation”), and the Company’s By-laws, as in effect on the date hereof (the “By-laws”), and the terms of all securities convertible or exchangeable into or exercisable for Common Stock and the material rights of the holders thereof in respect thereto.

(d)            Issuance and Ownership of Securities.  Upon issuance in accordance with this Agreement and the terms of the Note, the Conversion Shares will be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof.  The Company owns all outstanding shares of the Subsidiaries, free and clear of any liens and other encumbrances, and there are no outstanding options, warrants or other rights to purchase equity of any Subsidiary.

(e)            No Conflicts.  The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby and issuance of the Note and the Conversion Shares underlying any of the foregoing will not (i) result in a violation of the Certificate of Incorporation, any certificate of designations, preferences and rights of any outstanding series of preferred stock of the Company or the By-laws; (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or (iii) to the Company’s knowledge result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws and regulations and the rules and regulations of the OTC Bulletin Board or other principal securities exchange or trading market on which the Common Stock is traded or listed (“Principal Market”)) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected.

(f)            SEC Documents.  The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (all of the foregoing filed prior to the Closing Date and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”).  To the Company’s knowledge, as of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  There are no outstanding comment letters from the SEC relating to any of the SEC Documents.

(g)            Absence of Litigation.  There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against or affecting the Company, the Common Stock or any of the Company’s Subsidiaries or any of the Company’s or the Company’s Subsidiaries’ officers or directors in their capacities as such the effect of which could reasonably be expected to result in a Material Adverse Effect except as set forth in SEC Documents which were filed at least two business days before the date hereof.

(h)            No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to the Purchaser to be integrated with prior offerings by the Company for purposes of the 1933 Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of the Principal Market or Subsequent Market, nor will the Company or any of its Subsidiaries take any action or steps that would cause the offering of the Securities to be integrated with other offerings.

(i)            Employee Relations.  Neither the Company nor any of its Subsidiaries is involved in any labor dispute nor, to the knowledge of the Company or any of its Subsidiaries, is any such dispute threatened, the effect of which would be reasonably likely to result in a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement.

(j)            Intellectual Property Rights.  The Company and its Subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted.  The Company and its Subsidiaries do not have any knowledge of any infringement by the Company or its Subsidiaries of trademarks, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others and, there is no claim, action or proceeding being made or brought against, or to the Company’s knowledge, being threatened against, the Company or its Subsidiaries regarding trademarks, trade name rights, patents, patent rights, inventions, copyrights, licenses, service names, service marks, service mark registrations, trade secrets or other infringement.

(k)            Compliance with Law.  The business of the Company and its Subsidiaries has been and is presently being conducted so as to comply with all applicable foreign, federal, state and local governmental laws, rules, regulations and ordinances in all material respects.

(l)            Environmental Laws.  The Company and its Subsidiaries (i) are to the Company’s knowledge in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance or failure to receive permits, licenses or approvals referred to in clauses (i), (ii) or (iii) above does not, individually or in the aggregate constitute an Material Adverse Effect.

(m)            Disclosure. No representation or warranty by the Company in this Agreement, nor in any certificate, schedule, document, exhibit or other instrument delivered or to be delivered pursuant to this Agreement or otherwise in connection with the transactions contemplated by the Transaction Documents, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading or necessary to in order fully and fairly to provide the information required to be provided in any such certificate, schedule, document, exhibit or other instrument.  To the knowledge of the Company and its Subsidiaries at the time of the execution of this Agreement, there is no information concerning the Company and its Subsidiaries or their respective businesses which has not heretofore been disclosed to the Purchaser (or disclosed in the Company’s filings made with the SEC under the 1934 Act) that would have a Material Adverse Effect.

(n)            Title.  The Company and its Subsidiaries have good and marketable title to all real property and good and marketable title or valid land use rights granted by relevant authorities in the People’s Republic of China to all personal property owned by them which is material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects except such as do not materially or adversely affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or any of its Subsidiaries.  Any real property and facilities held under lease by the Company or any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

(o)            Insurance.  The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as such insurance is available and management of the Company believes to be prudent and customary in the People’s Republic of China and in the businesses in which the Company and its Subsidiaries are engaged.

(p)            Permits.  The Company and each of the Company’s Subsidiaries owns, holds, possesses, or lawfully uses in its business all approvals, authorizations, certifications, franchises, licenses, permits, and similar authorities (“Permits”) that are necessary for the conduct of their business as currently conducted or the ownership and use of their assets or properties, in compliance with all Laws.  Neither the Company nor any of the Company’s Subsidiaries is in default under, or has received any notice of any claim of default in respect of, any such Permits.  To the Company’s knowledge, after due inquiry, all such Permits are renewable by their respective terms in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees.

(q)            Foreign Corrupt Practices Act.  To the Company’s knowledge after due inquiry, neither the Company, nor any director, officer, agent, employee or other person acting on behalf of the Company or any Subsidiary has, in the course of acting for, or on behalf of, the Company, directly or indirectly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; directly or indirectly made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any similar treaties of the United States; or directly or indirectly made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government or party official or employee.

(r)            Tax Status.  The Company and each of its Subsidiaries has made or filed all United States federal and state income, all PRC national, provincial and local and all other tax returns, reports and declarations required by any jurisdiction to which it is subject and all such returns, reports and declarations are true, correct and accurate in all material respects; except where failure to make or file such returns, reports, or declarations would not, individually or in the aggregate, have a Material Adverse Effect.  The Company has paid all taxes and other governmental assessments and charges, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith, for which adequate cash reserves have been established, in accordance with generally accepted accounting principles (“GAAP”).

(s)            Issuance of Conversion Shares.  The Conversion Shares are duly authorized and reserved for issuance and, upon exchange of the Note in accordance with the terms thereof, such Conversion Shares will be validly issued, fully paid and non-assessable, free and clear of any and all liens, claims and encumbrances and the holders of such Conversion Shares shall be entitled to all rights and preferences accorded to a holder of Common Stock.  As of the date of this Agreement, the outstanding shares of Common Stock are currently quoted on the OTC Bulletin Board.

(t)            Absence of Undisclosed Liabilities.  The Company and its Subsidiaries have no obligations or liabilities of any nature (matured, fixed or contingent) other than (i) those adequately provided for in the Company’s financial statements referenced in Section 2.1(u) and (ii) those obligations incurred in the ordinary course of business in amounts consistent with prior periods which have not had and will not have a Material Adverse Effect on the Company.

(u)            Financial Statements.  The financial statements of the Company included in the Forms 10-K and the Forms 10-Q of the Company have been prepared from the books and records of the Company, in accordance with GAAP, and fairly present in all respects the financial condition of the Company, as at their respective dates, and the results of its operations and cash flows for the periods covered thereby.

(v)            Employee Benefit Plans; ERISA.

(i)          (a) There has been no prohibited transaction within the meaning of Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Code, with respect to any of the employee benefit plans, programs, policies and arrangements, whether written or unwritten (the “Company Plans”), that the Company, any Subsidiary or any other corporation or business which is now or at the relevant time was a member of a controlled group of companies or trades or businesses including the Company or any Subsidiary, within the meaning of section 414 of the Internal Revenue Code of 1986, as amended (the “Code”), maintain or have maintained on behalf of current or former members, partners, principals, directors, officers, managers, employees, consultants or other personnel; (b) none of the Company Plans is or was subject to Section 412 of the Code or Section 302 or Title IV of ERISA; and (c) each of the Company Plans has been operated and administered in all material respects in accordance with all applicable laws, including ERISA.  There are no actions, suits or claims pending or threatened (other than routine claims for benefits), whether by participants, the Internal Revenue Service, the Department of Labor or otherwise, with respect to any Company Plan and no facts exist under which any such actions, suits or claims are likely to be brought or under which the Company or any Subsidiary could incur any liability with respect to a Company Plan other than in the ordinary course.  None of the Company Plans is or was a multiemployer plan within the meaning of Section 3(37) of ERISA.

(ii)          Neither the Company nor any Subsidiary has announced, proposed or agreed to any change in benefits under any Company Plan or the establishment of any new Company Plan.  There have been no changes in the operation or interpretation of any Company Plan since the most recent annual report, which would have any material effect on the cost of operating, maintaining or providing benefits under such Company Plan.

(iii)          Neither the Company nor any Subsidiary has incurred any liability for the misclassification of employees as leased employees or independent contractors.

(iv)          Except as provided for in this Agreement and in the Transaction Documents, the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, will not (i) result in any individual becoming entitled to any increase in the amount of compensation or benefits or any additional payment from the Company or any Subsidiary (including, without limitation, severance, golden parachute or bonus payments or otherwise), or (ii) accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any individual.

(w)           Restrictions on Business Activities.  There is no judgment, order, decree, writ or injunction binding upon the Company or any Subsidiary or, to the knowledge of the Company or any Subsidiary, threatened that has or could prohibit or impair the conduct of their respective businesses as currently conducted or any business practice of the Company or any Subsidiary, including the acquisition of property, the provision of services, the hiring of employees or the solicitation of clients, in each case either individually or in the aggregate.

(x)           Contracts.  There have been made available to the Purchaser true and complete copies of all of the Material Contracts and there are no other contracts material to the business of the Company or any of its Subsidiaries.  All of the Material Contracts and all other Contracts of the Company and the Company’s Subsidiaries are in full force and effect and are the legal, valid, and binding obligations of the Company and/or the Company’s Subsidiaries, enforceable against them in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  Neither the Company nor any of the Company’s Subsidiaries is in default in any respect under any Material Contract or any other Contract of the Company and its Subsidiaries, nor, to the Company’s knowledge, after due inquiry, is any other party to any such Contract in default thereunder.  “Contracts” means all oral or written contracts, agreements, indentures, notes, bonds, loans, instruments, leases, commitments, or other arrangements or commitments to which the Company or any of its Subsidiaries is a party or by which it is bound with a value in excess of $250,000 over its term by any party thereto.  “Material Contracts” means (i) Contracts with any current or former officer or director of the Company or any of the Company’s Subsidiaries or any other employment, non-competition, severance, consulting, or similar agreement; (ii) Contracts with any labor union or association representing any employee of the Company or any of the Company’s Subsidiaries; (iii) Contracts for the sale of any of the assets of the Company or any of the Company’s Subsidiaries or for the grant to any person of any preferential rights to purchase any of their assets; (iv) joint venture agreements; (v) Contracts containing covenants of the Company or any of the Company’s Subsidiaries not to compete in any line of business or with any person in any geographical area; (vi) Contracts relating to the acquisition by the Company or any of the Company’s Subsidiaries of any operating business or the capital stock of any other Person; (vii) Contracts relating to indebtedness; or (viii) Contracts granting any registration or similar right in respect of securities of the Company or any of the Company’s Subsidiaries.

Section 2.2  Representations and Warranties of the Purchaser.  The Purchaser hereby makes the following representations and warranties to the Company as of the date hereof:

(a)           Accredited Investor Status; Sophisticated Purchaser.  The Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the 1933 Act.  The Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of holding the Note and the Conversion Shares.  The Purchaser is not registered as a broker or dealer under Section 15(a) of the 1934 Act, affiliated with any broker or dealer registered under Section 15(a) of the 1934 Act, or a member of the Financial Industry Regulatory Authority, Inc. (FINRA).

(b)           Information.  The Purchaser and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company which have been requested and materials relating to the Note and the Conversion Shares which have been requested by the Purchaser.  The Purchaser and its advisors, if any, have been afforded the opportunity to ask questions of the Company.  In determining whether to enter into this Agreement and hold the Note, the Purchaser has relied solely on the written information supplied by Company employees in response to any written due diligence information request provided by Purchaser to the Company, and the Purchaser has not received nor relied upon any oral representation or warranty relating to the Company, this Agreement, the Note, or any of the transactions or relationships contemplated thereby.  The Purchaser understands that its holding of the Note and Conversion Shares involves a high degree of risk.  The Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its holding of the Note and the Conversion Shares.

(c)           No Governmental Review.  The Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Note or the Conversion Shares or the fairness or suitability of the investment in the Note or the Conversion Shares nor have such authorities passed upon or endorsed the merits thereof.

(d)           Legends. The Company has issued the Note and, if applicable, certificates for the Conversion Shares, to the Purchaser without any legend except as described in Article V below.  The Purchaser covenants that, in connection with any transfer of Conversion Shares by the Purchaser pursuant to the registration statement contemplated by Section 5.2 hereof, it will comply with the applicable prospectus delivery requirements of the 1933 Act, provided that copies of a current prospectus relating to such effective registration statement are or have been supplied to the Purchaser.

(e)           Authorization; Enforcement.  This Agreement has been duly and validly authorized, executed and delivered on behalf of the Purchaser and is a valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms, subject as to enforceability to general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.  The Purchaser has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and each other agreement entered into by the parties hereto in connection with the transactions contemplated by this Agreement.

(f)           No Conflicts.  The execution, delivery and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby will not (i) result in a violation of the certificate of incorporation, by-laws or other documents of organization of the Purchaser, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Purchaser is bound, or (iii) result in a violation of any law, rule, regulation or decree applicable to the Purchaser.

(g)           Investment Representation.  The Purchaser is holding the Note for its own account for investment and not with a view to distribution or sale in violation of the 1933 Act or any state securities laws or rules and regulations promulgated thereunder.  The Purchaser has been advised and understands that neither the Note nor the Conversion Shares issuable upon conversion thereof have been registered under the 1933 Act or under the “blue sky” laws of any jurisdiction and may be resold only if registered pursuant to the provisions of the 1933 Act and any applicable “blue sky” laws, or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law.  The Purchaser has been advised and understands that the Company, in issuing the Note, is relying upon, among other things, the representations and warranties of the Purchaser contained in this Section 2.2 in concluding that such issuance is a “private offering” and is exempt from the registration provisions of the 1933 Act.

(h)           Rule 144.  The Purchaser understands that there is no public trading market for the Note, that none is expected to develop, and that the Note must be held indefinitely unless and until the Note, or if applicable, the Conversion Shares received upon conversion thereof are registered under the 1933 Act or an exemption from registration is available.  The Purchaser has been advised or is aware of the provisions of Rule 144 promulgated under the 1933 Act, including the limitations on the availability thereof.

(i)           Brokers.  The Purchaser has taken no action which would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments by the Company or the Purchaser relating to this Agreement or the transactions contemplated hereby.

(j)           Reliance by the Company.  The Purchaser understands that the Note is being issued in reliance on a transactional exemption from the registration requirements of Federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of the Purchaser to hold the Note and the Conversion Shares issuable upon conversion thereof.

(k)           Regulation S.  The Purchaser further represents and warrants as follows:

(i)	The Purchaser is not a U.S. Person (as defined below). A “U.S. Person” means any one of the following:

(a)	any citizen of the United States of America

(b)	any natural person resident of the United States of America;

(c)	any partnership or corporation organized or incorporated under the laws of the United States of America;

(d)	any estate of which any executor or administrator is a U.S. Person;

(e)	any trust of which any trustee is a U.S. Person;

(f)	any agency or branch of a foreign entity located in the United States of America;

(g)	any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person;

(h)
any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States of America; and

(i)	any partnership or corporation if:

(1)	organized or incorporated under the laws of any foreign jurisdiction; and

(2)
formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts.

(ii)              At the time of the origination of contact concerning the Transaction Documents and the date of the execution and delivery of this Agreement, the Purchaser was outside of the United States.

(iii)              The Purchaser will not, during the period commencing on the date of issuance of the Note and ending on the first anniversary of such date, or such shorter period as may be permitted by Regulation S or other applicable securities law (“Restricted Period”), offer, sell, pledge or otherwise transfer the Note or, if applicable, the Conversion Shares in the United States, or to a U.S. Person for the account or benefit of a U.S. Person, or otherwise in a manner that is not in compliance with Regulation S.

(iv)              The Purchaser will, after expiration of the Restricted Period, offer, sell, pledge or otherwise transfer the Note or, if applicable, the Conversion Shares only pursuant to registration under the Securities Act or an available exemption therefrom and, in accordance with all applicable state and foreign securities laws.

(v)              The Purchaser has not in the United States, engaged in, and prior to the expiration of the Restricted Period will not engage in, any short selling of or any hedging transaction with respect to the Note or the Conversion Shares, including without limitation, any put, call or other option transaction, option writing or equity swap.

(vi)              Neither the Purchaser nor or any person acting on its behalf has engaged, nor will engage, in any directed selling efforts to citizens of the United States of America with respect to the Note or the Conversion Shares and the Purchaser and any person acting on its behalf have complied and will comply with the “offering restrictions” requirements of Regulation S under the Securities Act.

(vii)              The transactions contemplated by the Transaction Documents have not been pre-arranged with a buyer located in the United States or with a U.S. Person, and are not part of a plan or scheme to evade the registration requirements of the Securities Act.

(viii)              Neither the Purchaser nor any person acting on its behalf has undertaken or carried out any activity for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States, its territories or possessions, for any of the Note or the Conversion Shares. The Purchaser agrees not to cause any advertisement of the Note or the Conversion Shares to be published in any newspaper or periodical or posted in any public place and not to issue any circular relating to the Note or the Conversion Shares, except such advertisements that include the statements required by Regulation S under the Securities Act, and only offshore and not in the U.S. or its territories, and only incompliance with any local applicable securities laws.

(ix)              The Purchaser consents to the Company making a notation on its records or giving instructions to any transfer agent of the Company in order to implement the restrictions on transfer of the Note and, if applicable, the Conversion Shares.

ARTICLE III

Covenants

Section 3.1  Registration and Listing; Effective Registration.  Until such time as the Note is no longer outstanding, the Company will cause the Common Stock to continue at all times to be registered under Sections 12(b) or (g) of the 1934 Act, will comply in all material respects with its reporting and filing obligations under the 1934 Act, and will not take any action or file any document (whether or not permitted by the 1934 Act or the rules thereunder) to terminate or suspend such reporting and filing obligations.  Until such time as the Note is no longer outstanding, the Company shall use its best efforts to continue the listing or trading of the Common Stock on the Principal Market or one of the Subsequent Markets and shall comply in all material respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Subsequent Market on which the Common Stock is listed.  The Company shall use its commercially reasonable efforts to cause the Conversion Share to be listed on the Principal Market or one of the other Subsequent Markets and shall use its best efforts to continue such listing(s) on one of the Subsequent Markets, for so long as the Note is outstanding.

Section 3.2  Certificates on Conversion.  Upon any conversion by the Purchaser (or then holder of the Note) of the Note pursuant to the terms hereof, the Company shall issue and deliver to the Purchaser (or holder) within seven (7) Trading Days of the conversion date certificates for the Securities into which the Note is convertible and, if applicable, a new Note or Notes for the aggregate principal amount which the Purchaser (or holder) has not yet elected to convert but which are evidenced in part by the Notes submitted to the Company in connection with such conversion (with the denominations of such new Note(s) designated by the Purchaser or holder).

Section 3.3  Replacement Notes.  The Note held by the Purchaser (or then holder) may be exchanged by the Purchaser (or such holder) at any time and from time to time for Note(s) with different denominations representing an equal aggregate principal amount of Note(s), as requested by the Purchaser (or such holder) upon surrendering the same at the expense of the Purchaser.

Section 3.4  Securities Compliance. The Company shall notify the SEC and the Principal Market, in accordance with their requirements, of the transactions contemplated by this Agreement and the Note, as applicable, and any other ancillary documents contemplated by such agreements, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Note hereunder and the Conversion Shares issuable upon conversion thereof.

Section 3.5  Notices.  The Company agrees to provide any holder of the Note with copies of all notices and information, including without limitation, notices and proxy or information statements in connection with any meetings that are provided to the holders of shares of Common Stock, contemporaneously with the delivery of such notices or information to such Common Stock holders; it being understood that the Company’s obligations under this Section 3.5 shall be limited to sending such notices and information to the address of the Purchaser listed on Schedule I attached hereto or notified to the Company from time to time pursuant to Section 7.6.

Section 3.6  Reservation of Shares; Stock Issuable Upon Conversion.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Note, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of the Note.

Section 3.7  Form D; Blue Sky Laws.  The Company agrees to file a Form D with respect to the Note in accordance with Regulation D and to provide a copy thereof to the Purchaser promptly after such filing.  The Company shall, on or before the Closing Date, take such action as the Company shall have reasonably determined is necessary to qualify the Note and the Conversion Shares for sale to the Purchaser under applicable securities or “blue sky” laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Purchaser on or prior to the Closing Date; provided, however, that the Company shall not be required in connection therewith to register or qualify as a foreign corporation in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits or taxation, in each case, in any jurisdiction where it is not now so subject.

Section 3.8  Information.  The Company agrees to send to the Purchaser for so long as the Note is outstanding copies of any notices and other information made available or given to the stockholders of the Company generally, contemporaneously with the making available or giving thereof to the stockholders; it being understood that the Company’s obligations under this Section 3.8 shall be limited to sending such notices and information to the address of the Purchaser listed on Schedule I attached hereto or notified to the Company from time to time pursuant to Section 7.6.

Section 3.10  Prohibition on Net Short Positions.  From and including the date of this Agreement and for so long as the Purchaser holds the Note, the Purchaser agrees that it will neither sell any equity security of the Company short nor direct, instruct or otherwise influence any of its affiliates, principals or advisors to sell any such equity securities short.

Section 3.11  Senior Status of Note.  The obligations of the Company under the Note shall rank senior to all other debt of the Company and its Subsidiaries, whether now or hereinafter existing. Beginning on the date of this Agreement and for so long as the Note remains outstanding, neither the Company nor any Subsidiary of the Company shall, without the prior written consent of Purchaser, incur or otherwise become liable with respect to any indebtedness that would rank senior or pari passu to the Note in order of payment, other than (i) trade payables incurred in the ordinary course of business, (ii) the existing bank debt of the Company, or (iii) indebtedness for working capital incurred by any Subsidiary in all cases in the aggregate not to exceed forty million Dollars ($40,000,000), including indebtedness committed but not yet drawn; provided, that, in no event shall the total debt incurred by the Company pursuant this Section 3.11 (including the Note) exceed five and one-half (5.5) times the Company’s twelve months trailing EBITDA (earnings before interest, taxes, depreciation and amortization).

Section 3.12  Use of Proceeds.  The Company shall use the entire proceeds from the issuance of the Note solely to repay the principal and accrued interest of the convertible notes issued on November 29, and December 23, 2009.

Section 3.13   Events of Default.

(a)           An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)            any default in the payment of the principal of, interest on or other charges in respect of the Note, as and when the same shall become due and payable (whether on a Conversion Date or the Maturity Date or by acceleration or otherwise);

(ii)            the Obligor shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach or default of any provision of the Note, this Agreement or any Transaction Document;

(iii)            the Obligor or any Subsidiary shall commence, or there shall be commenced against the Obligor or any Subsidiary under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Obligor or any Subsidiary commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Obligor or any subsidiary of the Obligor or there is commenced against the Obligor or any Subsidiary any such bankruptcy, insolvency or other proceeding; or the Obligor or any Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Obligor or any Subsidiary suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property; or the Obligor or any Subsidiary makes a general assignment for the benefit of creditors; or the Obligor or any Subsidiary shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Obligor or any Subsidiary shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Obligor or any Subsidiary shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Obligor or any Subsidiary for the purpose of effecting any of the foregoing;

(iv)            the Obligor or any Subsidiary shall default in any of its obligations related to payment of any principal or interest under any note or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Obligor or any Subsidiary, whether such indebtedness now exists or shall hereafter be created;

(v)            any representation or warranty made by the Obligor under any of the Transaction Documents was, when made, untrue or misleading;

(vi)            the Obligor shall provide notice to the Holder, including by way of public announcement, at any time, of its intention not to comply with requests for exchanges of the Note in accordance with the terms hereof; or

(vii)            any failure to comply with any provision contained in Section 4.

(b)           If at any time while the Note is outstanding any Event of Default has occurred, the full principal amount of the Note, together with accrued and unpaid interest and other amounts owing in respect thereof, to the date of acceleration shall become at the Holder’s election except in the case of clause 3.12(a)(iii) above in which case the acceleration shall be automatic, immediately due and payable in cash, provided however, the Holder may request (but shall have no obligation to request) payment of such amounts in Common Stock of the Obligor. In addition to any other remedies, the Holder shall have the right (but not the obligation) to exchange the Note and all then accrued and unpaid interest at any time after an Event of Default at the Conversion Price (as defined in Section 3.14(b)(i) ) then in-effect.  The Holder need not provide and the Obligor hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by the Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.  Upon an Event of Default, notwithstanding any other provision of the Note or any Transaction Document, the Holder shall have no obligation to comply with or adhere to any limitations, if any, on the conversion of the Note or the sale of the Conversion Shares.

Section 3.14.  Redemption Rights.

(a)           Early Redemption at Option of Holder.  The Holder shall have the right to require the Obligor to repurchase the Note in whole or in part at the Early Redemption Amount if the Common Stock shall cease to be quoted for trading or listing for trading on either the OTC Bulletin Board, or if then listed on the NASDAQ Capital Market, the New York Stock Exchange or NYSE Amex Equities (each, a “Subsequent Market”) shall cease to be quoted for trading or listing on such Subsequent Market and shall not again be quoted or listed for trading on the OTC Bulletin Board or, if then listed on a Subsequent Market, such Subsequent Market within thirty (30) Trading Days of such delisting.  At any time following the occurrence of an event described in the preceding sentence, the Holder may elect to exercise the Holder’s repurchase right by sending the Obligor a notice briefly describing the event that has given rise to such Holder’s repurchase right and specifying the portion of the Note with respect to which such Holder wishes to exercise such Holder’s repurchase right and a date not less than 3 days nor more than 60 days from the date of the notice on which the Note is to be repurchased.  “Early Redemption Amount” shall mean an amount equal to 100% of the aggregate principal amount of the Note plus a premium such that the total cash yield to maturity of the Note (calculated to the date of repurchase by the Obligor) shall be 15% per annum; provided that such yield to maturity shall be 18% per annum if an Event of Default has occurred on or prior to the date of repurchase.

(b)           No Early Redemption at the Option of the Company.  The Obligor shall not have the right to redeem or pre-pay any of the outstanding principal amount of the Note.

Section 3.15  Conversion.

(a)           Conversion at Option of Holder.

(i)            The Note shall be converted into validly issued, fully paid and non-assessable shares of Common Stock at the option of the Holder, in whole or in part, at any time. On or prior to the Maturity Date, the number of shares of Common Stock issuable upon an exchange hereunder equals the quotient obtained by dividing (x) the outstanding principal amount of the Note as of the Conversion Date by (y) the Conversion Price. After the Maturity Date, the number of shares of Common Stock issuable upon a conversion hereunder equals the quotient obtained by dividing (x) the then outstanding principal amount of the Note together with all accrued and unpaid interest thereon as of the Conversion Date by (y) the Conversion Price.

(ii)            The Holder shall effect the conversion by delivering to the Obligor a completed notice in the form attached hereto as Exhibit A (a “Conversion Notice”).  The date on which a Conversion Notice is delivered is a “Conversion Date.” The Holder is required to physically surrender the Note to the Obligor in order to effect the conversion hereof. In case of less than full conversion, the Obligor shall, upon each such conversion, execute and deliver to the Holder a new certificate representing the unconverted portion of the Note.

(b)           Conversion Price and Adjustments to Conversion Price.

(i)            The conversion price in effect on any Conversion Date shall be $0.31 (the “Conversion Price”). The Conversion Price may not be adjusted.

(ii)            The Obligor, at any time while this Note is outstanding, shall not (a) pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, nor (d) issue by reclassification of shares of the Common Stock any shares of capital stock of the Obligor.

(iii)            The Obligor, at any time while the Note is outstanding, shall not issue rights, options or warrants to all holders of Common Stock.

(iv)            Neither the Obligor nor any subsidiary thereof, at any time while the Note is outstanding, shall issue shares of Common Stock or Common Stock Equivalents.

(v)            The Obligor, at any time while the Note is outstanding, shall not distribute to any holders of Common Stock evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (other than Common Stock or Common Stock Equivalents.

The Company shall not effect any reclassification of its Common Stock or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property.

There may be no (1) merger or consolidation of the Obligor or any subsidiary of the Obligor with or into another Person, nor (2) sale by the Obligor or any subsidiary of the Obligor of more than one-tenth of the assets of the Obligor in one or a series of related transactions.

(c)           Other Provisions.

(i)            The Obligor covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of the Note as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder, not less than such number of shares of the Common Stock as shall be issuable upon the conversion of the outstanding principal amount of the Note and payment of interest hereunder. The Obligor covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable.

(ii)            Upon a conversion hereunder the Obligor shall not be required to issue stock certificates representing fractions of shares of the Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Closing Bid Price at such time. If the Obligor elects not, or is unable, to make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(iii)            The issuance of certificates for shares of the Common Stock on exchange of the Note shall be made without charge to the Holder thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Obligor shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such Note so converted and the Obligor shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Obligor the amount of such tax or shall have established to the satisfaction of the Obligor that such tax has been paid.

(iv)            Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 1 herein for the Obligor’s failure to deliver certificates representing shares of Common Stock upon conversion and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief, in each case without the need to post a bond or provide other security. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

Section 3.16.  Covenants.  Neither the Obligor nor any of its Subsidiaries shall:

(i)            except as provided in Section 3.10 above, incur any indebtedness for borrowed money nor issue any stock nor options;

(ii)            except as provided in Section 3.10 above, prepay or repay any indebtedness;

(iii)            except as provided in Section 3.14, sell, transfer or pledge any of its assets;

(iv)            declare or pay any dividend or distributions or make any payment to any Affiliate;

(v)            merge or transform or convert itself into another entity nor re-domicile itself;

(vi)            cease to conduct or abandon any of its or any of its Subsidiary’s business;

(vii)            fail to enforce any of its rights;

(viii)            terminate any contract or arrangement nor make any oral arrangement; nor

(ix)            undergo any Change of Control Transaction.

Section 3.17.  Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Board of Directors” means the Board of Directors of the Company.

“Change of Control Transaction” means the occurrence of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Obligor, by contract or otherwise) of in excess of fifty percent (50%) of the voting securities of the Obligor (except that the acquisition of voting securities by the Holder shall not constitute a Change of Control Transaction for purposes hereof), (b) a replacement at one time or over time of more than one-half of the members of the board of directors of the Obligor which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), (c) the merger, consolidation or sale of fifty percent (50%) or more of the assets of the Obligor or any subsidiary of the Obligor in one or a series of related transactions with or into another entity (other than an entity controlled by the Obligor), or (d) the execution by the Obligor of an agreement to which the Obligor is a party or by which it is bound, providing for any of the events set forth above in (a), (b) or (c).

“Closing Bid Price” means the price per share in the last reported trade of the Common Stock on the OTC Bulletin Board or on the Subsequent Market  which the Common Stock is then listed as quoted by Bloomberg, LP.

“Common Stock” means the common stock, par value $0.001, of the Obligor and stock of any other class into which such shares may hereafter be changed or reclassified.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time shares of Common Stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that are at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, shares of Common Stock.

 “Conversion Date” shall mean the date upon which the Holder gives the Obligor notice of its intention to effectuate a conversion of the Note into shares of the Company’s Common Stock.

“Transaction Documents” means the Loan Agreement or any other agreement delivered in connection with the Loan Agreement, including, without limitation, the Note and Pledge Agreement.

Section 3.18.  Except as expressly provided herein, no provision of the Note shall alter or impair the obligations of the Obligor, which are absolute and unconditional, to pay the principal of, interest and other charges (if any) on, the Note at the time, place, and rate, and in the coin or currency, therein prescribed.  The Note is a direct obligation of the Obligor. The Note shall rank senior to all indebtedness of the Company. As long as the Note is outstanding, the Obligor shall not and shall cause the Subsidiaries not to, (i) amend its certificate of incorporation, bylaws or other charter documents; (ii) repay, repurchase or offer to repay, repurchase or otherwise acquire shares of its Common Stock or other equity securities other than as to the Conversion Shares to the extent permitted or required under the Transaction Documents; or (iii) enter into any agreement with respect to any of the foregoing.

Section 3.19.  The Note shall not entitle the Holder to any of the rights of a stockholder of the Obligor, including without limitation, the right to vote, to receive dividends and other distributions, or, subject to the provisions of this Agreement, to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Obligor, unless and to the extent converted into shares of Common Stock in accordance with the terms hereof.

Section 3.20.  If the Note is mutilated, lost, stolen or destroyed, the Obligor shall execute and deliver, in exchange and substitution for and upon cancellation of the mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of the Note so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Obligor.

Section 3.21.  If the Obligor fails to strictly comply with the terms of the Note, then the Obligor shall reimburse the Holder promptly for all fees, costs and expenses, including, without limitation, attorneys’ fees and expenses incurred by the Holder in any action in connection with the Note, including, without limitation, those incurred: (i) during any workout, attempted workout, and/or in connection with the rendering of legal advice as to the Holder’s rights, remedies and obligations, (ii) collecting any sums which become due to the Holder, (iii) defending or prosecuting any proceeding or any counterclaim to any proceeding or appeal; or (iv) the protection, preservation or enforcement of any rights or remedies of the Holder.

Section 3.22  Any waiver by the Holder of a breach of any provision of the Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of the Note. The failure of the Holder to insist upon strict adherence to any term of the Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of the Note. Any waiver must be in writing.

Section 3.23.  If any provision of the Note is invalid, illegal or unenforceable, the balance of the Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Obligor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Obligor from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture.

Section 3.24.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

ARTICLE IV

Other Agreements

Section 4.1  Transfer Agent Instructions.  The Company shall issue irrevocable instructions to its transfer agent, and any subsequent transfer agent, to issue certificates, registered in the name of the Purchaser or its respective nominee(s), for the Conversion Shares in such amounts as specified from time to time by the Purchaser to the Company upon delivery of a conversion or exercise notice (the “Irrevocable Transfer Agent Instructions”).  The Company warrants that no instruction relating to the Conversion Shares other than the Irrevocable Transfer Agent Instructions referred to in this Article IV will be given by the Company to its transfer agent and that the Conversion Shares shall be freely transferable on the books and records of the Company as contemplated by Article VI below when the legend referred to therein may be removed.  The Company shall instruct its transfer agent to issue one or more certificates in such name and in such denominations as specified by such Purchaser and without any restrictive legends except as contemplated by Article V.

ARTICLE V

Legend and Stock; Registration Rights

Section 5.1  Legends.   Shares issued upon exchange thereof, prior to such Conversion Shares being registered under the 1933 Act for resale or available for resale under Rule 144 under the 1933 Act, shall be stamped or otherwise imprinted with a legend in substantially the following form:

These Securities Have Not Been Registered For Offer or Sale Under The Securities Act Of 1933, As Amended, Or Any State securities laws.  They May Not Be Sold Or Offered For Sale Except Pursuant To An Effective Registration Statement Under Said Act And Any Applicable State Securities Law Or An Applicable Exemption From Such Registration Requirements.

The Company agrees to reissue the Note and any Conversion Shares without the legend set forth above, at such time as (i) the holder thereof is permitted to dispose of such Note and Conversion Shares issuable upon conversion of the foregoing pursuant to Rule 144 under the 1933 Act, or (ii) such securities are sold to a purchaser or purchasers who (in the opinion of counsel to the seller or each purchaser(s), in form and substance reasonably satisfactory to the Company and its counsel) are able to dispose of such shares publicly without registration under the 1933 Act, or (iii) such securities have been registered under the 1933 Act.

Notwithstanding the removal of such legend, the Purchaser agrees to sell the Conversion Shares represented by the new certificates in accordance with the applicable prospectus delivery requirements (if copies of a current prospectus are provided to such Purchaser by the Company) or in accordance with an exemption from the registration requirements of the 1933 Act.

Nothing herein shall limit the right of any holder to pledge these securities pursuant to a bona fide margin account or lending arrangement entered into in compliance with law, including applicable securities laws.

Section 5.2  Registration Rights.

(a)           “Piggy-Back” Registration.

(i)          If at any time after the date hereof until the first anniversary of the date hereof, the Company shall file a registration statement on Form S-1 or Form S-3 (or any similar or successor forms promulgated by the Commission) pursuant to an offering of the Company’s Common Stock or securities exercisable or convertible into Common Stock (“Common Stock Equivalents”), except for an underwritten public offering in which case the inclusion of Registrable Securities shall be subject to the consent and allocation of the underwriter, the Company shall include the Conversion Shares (the “Registrable Securities”) in such registration statement (the “Registration Statement”); provided that the amount of Registrable Securities shall be limited to not less than 100% of the maximum amount (“Rule 415 Amount”) of Conversion Shares which may be included in a single registration statement without exceeding registration limitations imposed by the Commission pursuant to Rule 415 of the Securities Act; provided, however, that such piggy-back rights shall not apply to the registration statement on Form S-1 (File No. 333-147998) and any amendments thereto.

(ii)          the Company will pay all expenses associated with the registration, including, without limitation, filing and printing fees, and the Company’s counsel and accounting fees and expenses, costs, if any, associated with clearing the Registrable Securities for sale under applicable state securities laws;

(iii)          the Company shall have the right to delay, including, without limitation, by delaying the filing or effectiveness of the Registration Statement, the disclosure of material, non-public information concerning the Company the disclosure of which at the time is not, in the reasonable opinion of the Company in the best interest of the Company and, as applicable, suspend sales of Registrable Securities under an effective registration statement or suspend trading of its securities on any exchange; and

(iv)          the Company will use commercially reasonable efforts to cause the Registration Statement with respect to the Purchaser to remain continuously effective for a period (the “Effectiveness Period”) that will terminate, with respect to the Purchaser, upon the earlier of (x) the date on which all the Registrable Securities covered by the Registration Statement have been sold or (y) the date on which all the Registrable Securities covered by the Registration Statement may be sold immediately without registration under the Securities Act and without volume restrictions pursuant to Rule 144(b), as determined by reputable United States securities counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Company’s transfer agent and the affected Purchaser, and will advise the Purchaser when the Effectiveness Period has expired with respect to the Purchaser.

(b)           Purchaser Information. The Purchaser shall (A) furnish to the Company such information regarding itself, the Registrable Securities, other securities of the Company held by it and the intended method of disposition of the Registrable Securities held by it, as shall be reasonably requested by the Company to effect and maintain the effectiveness of the Registration Statement, (B) execute such documents in connection with the Registration Statement as the Company may reasonably request and (C) immediately discontinue disposition of Registrable Securities pursuant to any registration statement upon notice from the Company of (x) the issuance of any stop order or other suspension of effectiveness of the Registration Statement by the Commission, or the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction by the applicable regulatory authorities or (y) the happening of any event, as promptly as practicable after becoming aware of such event, as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (z) the failure of the prospectus included in the Registration Statement, as then in effect, to comply with the requirements of the Securities Act until the Purchaser’s receipt of a supplemented or amended prospectus or receipt of notice that no supplement or amendment is required.

(c)           Indemnification.

(i)          In the event any Registrable Securities are included in the Registration Statement under this Section 6.2, to the extent permitted by law, the Company will indemnify and hold harmless the Purchaser (including its officers, directors, members and partners), any underwriter (as defined in the Securities Act) for the Purchaser and each person, if any, who controls such Purchaser or underwriter within the meaning of the Securities Act or the Exchange Act (each a “Purchaser Indemnified Person”), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law (“Claims”), insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to the Purchaser Indemnified Person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any Claim; provided, however, that the indemnity agreement contained in this Section 5.2(c)(i) shall not apply to amounts paid in settlement of any such Claim if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable to any Purchaser Indemnified Person for any such Claim to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by the Purchaser Indemnified Person. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Purchaser Indemnified Person and shall survive the transfer of the Registrable Securities by the Purchaser.

(ii)          In the event any Registrable Securities are included in the Registration Statement under this Section 5.2, to the extent permitted by law, the Purchaser shall, severally and not jointly, indemnify, hold harmless and defend, to the same extent and in the same manner as is set forth in Section 5.2(c)(i), the Company, each of its directors, each of its officers who signs the registration statement and each Person, if any, who controls the Company within the meaning of the 1933 Act or the 1934 Act (each, a “Company Indemnified Person”), against any Claim, insofar as such Claims arise out of or are based upon any Violation, in each case to the extent, and only to the extent, that such Violation occurs in reliance upon and in strict conformity with written information furnished to the Company by Purchaser expressly for use in the Registration Statement; and, subject to Section 5.2(c)(iii), the Purchaser will reimburse any legal or other expenses reasonably incurred by any Company Indemnified Person in connection with investigating or defending any such Claim; provided, however, that the indemnity agreement contained in this Section 5.2(c)(ii) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Company Indemnified Person and shall survive the transfer of the Registrable Securities by the Purchaser.

(iii)          Promptly after receipt by a Purchaser Indemnified Person or Company Indemnified Person (each, an “Indemnified Person”) under this Section 6.2 of notice of a Claim, such Indemnified Person shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 5.2, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall, by giving at written notice to the Indemnified Party within fifteen days after the Indemnified Party has given notice of the Claim, have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person; provided, however, that an Indemnified Person shall have the right to retain its own counsel with the fees and expenses of not more than one counsel for such Indemnified Person to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Purchaser Indemnified Person or Company Indemnified Person and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person and any other party represented by such counsel in such proceeding. In the case of any Company Indemnified Person, legal counsel referred to in the proviso of the immediately preceding sentence shall be selected by the holders holding at least a majority in interest of the Registrable Securities included in the registration statement to which the Claim relates. The Indemnified Person shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or Claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Person that relates to such action or Claim. The indemnifying party shall keep the Indemnified Person reasonably apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of the Indemnified Person, consent to entry of any judgment or enter into any settlement or other compromise that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Person of a full and general release from all liability in respect to such Claim or litigation, and such settlement (a) shall provide for the payment by the Indemnifying Party of money as sole relief for the claimant, (b) shall not include any finding or admission as to fault on the part of the Indemnified Person and (c) shall have no effect on any other claims that may be made against the Indemnified Party.

Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnified Person with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person under this Section 5.2, except to the extent that the indemnifying party is materially prejudiced in its ability to defend such action.

ARTICLE VI

Indemnification

Section 6.1                      Company Indemnification.  In consideration of the Purchaser’s execution and delivery of the this Agreement and acquiring the Note hereunder and in addition to all of the Company’s other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless the Purchaser and all of its respective partners, officers, directors, employees, members and direct or indirect investors and any of the foregoing person’s agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Purchaser Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Purchaser Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Purchaser Indemnified Liabilities”), incurred by any Purchaser Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate or document contemplated hereby or thereby.  Notwithstanding the foregoing, Purchaser Indemnified Liabilities shall not include any liability of any Purchaser Indemnitee arising out of such Purchaser Indemnitee’s gross negligence or willful misconduct.  To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Purchaser Indemnified Liabilities which is permissible under applicable law.

ARTICLE VII

Governing Law; Miscellaneous

Section 7.1  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.  Any legal action or proceeding arising out of or relating to this Agreement and/or the Transaction Documents may be instituted in the courts of the State of New York sitting in New York County or in the United States of America for the Southern District of New York, and the parties hereto irrevocably submit to the jurisdiction of each such court in any action or proceeding.  The Obligor hereby irrevocably waives and agrees not to assert, by way of motion, as a defense, or otherwise, in every suit, action or other proceeding arising out of or based on this Agreement and/or the Transaction Documents and brought in any such court, any claim that the Obligor is not subject personally to the jurisdiction of the above named courts, that the Obligor’s property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.

Section 7.2  Counterparts.  This Agreement may be executed by facsimile and in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement.  Execution and delivery of this Agreement by facsimile transmission (including delivery of documents in Adobe PDF format) shall constitute execution and delivery of this Agreement for all purposes, with the same force and effect as execution and delivery of an original manually signed copy hereof.

Section 7.3  Headings.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

Section 7.4  Severability.  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

Section 7.5  Entire Agreement; Amendments; Waivers.

(a)           This Agreement supersedes all other prior oral or written agreements between the Purchaser, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein (including the other Transaction Documents) contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters.  No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Purchaser, and no provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

(b)           The Purchaser may at any time elect, by notice to the Company, to waive (whether permanently or temporarily, and subject to such conditions, if any, as the Purchaser may specify in such notice) any of the Purchaser’s rights under any of the Transaction Documents to acquire shares of Common Stock from the Company, in which event such waiver shall be binding against the Purchaser in accordance with its terms; provided, however, that the voluntary waiver contemplated by this sentence may not reduce the Purchaser’s obligations to the Company under the Transaction Documents.

Section 7.6  Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing, must be delivered by (i) courier, mail or hand delivery or (ii) facsimile, and will be deemed to have been delivered upon receipt. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Sino Gas International Holdings, Inc.
No.18 Zhong Guan Cun Dong St.
Haidian District
Beijing, P.R. China
Fax: (86-10) 8260-0042
Attention:  Yuchuan Liu, Chairman and CEO

With a copy to:

Jiannan Zhang
Cadwalader, Wickersham & Taft LLP
2301 China Central Place Tower 2
No. 79 Jianguo Road, Beijing 100025, China
Fax: (86-10) 6599-7300

If to the Purchaser then to the address set forth on Schedule I hereto:

Each party shall provide five (5) days prior written notice to the other party of any change in address, telephone number or facsimile number.  Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an internationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

Section 7.7  Successors and Assigns.  Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any Permitted Assignee (as defined below).  The Purchaser may assign some or all of its rights hereunder to any assignee of the Note or the Conversion Shares (in each case, a “Permitted Assignee”); provided, however, that any such assignment shall not release the Purchaser from its obligations hereunder unless such obligations are assumed by such assignee and the Company has consented to such assignment and assumption.

Section 7.8  No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

Section 7.9  Survival. The representations, warranties, rights to indemnification and agreements of the Company and the Purchaser contained in the Agreement shall survive the delivery of the Note.

Section 7.10  Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 7.11  No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

Section 7.12  Remedies.  The Purchaser and each Permitted Assignee shall have all rights and remedies set forth in this Agreement and the Note and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law.  Any person having any rights under any provision of any such Transaction Document shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision thereof and to exercise all other rights granted by law.  The Purchaser and each Permitted Assignee without prejudice may withdraw, revoke or suspend its pursuit of any remedy at any time prior to its complete recovery as a result of such remedy.

Section 7.13  Payment Set Aside.  To the extent that the Company makes a payment or payments to the Purchaser hereunder or under the Note or the Purchaser enforces or exercises its rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 7.14  Days.  Unless the context refers to “business days” or “Trading Days”, all references herein to “days” shall mean calendar days.

Section 7.15  Placement Agent.  The Purchaser and the Company each acknowledges and warrants that it has not engaged any placement agent in connection with the sale of the Note, and the Company and Purchaser shall indemnify and hold the other harmless against any liability, loss, or expense (including without limitation, reasonable attorneys’ fees and out-of-pocket expenses) arising from any breach of said warranty.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

COMPANY:

SINO GAS INTERNATIONAL HOLDINGS, INC. By:_______________________________ Name: Title:

PURCHASER: GOLDFIELD INTERNATIONAL INVESTMENTS LTD By:_______________________________ Name: Title:

Signature Page to Loan Agreement

Schedule I: Purchaser

Goldfield International Investment, Ltd, a BVI company.

A/C Portcullis TrustNet Chambers
P.O. Box 3444
Road Town
Tortola, British Virgin Island.

EXHIBIT “A”
NOTICE OF EXCHANGE

(To be executed by the Holder in order to convert the Note)

TO:

The undersigned hereby irrevocably elects to exchange $___________ of the principal amount and $_______ of accrued and unpaid interest of the above Note for Shares of Common Stock of Sino Gas International Holdings, Inc., according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:
Applicable Conversion Price:
Signature:
Name:
Address:
Amount to be converted:	$
Amount unconverted:	$
Conversion Price per share:	$
Number of shares of Common Stock to be issued:
Please issue the shares of Common Stock in the following name and to the following address:
Issue to:
Authorized Signature:
Name:
Title:
Phone Number:
Broker DTC Participant Code:
Account Number: